Exhibit 10.52

To:	Todd Strubbe
From:	West Corporation Compensation Committee
Date:	February 18, 2015

Re:	Exhibit A

This Exhibit A for 2015 is pursuant to your Employment Agreement and should apply as President, Unified Communications Segment for West Corporation.

1.	Your base salary for 2015 is $500,000.

2.	Effective January 1, 2015, you will be eligible to receive a bonus based upon the Unified Communications Segment’s Net Operating Income before corporate allocations and before amortization (“NOI PC&A”). Net Operating Income will be calculated in accordance with generally accepted accounting principles (“GAAP”) as included in West Corporation’s financial statements. Your bonus will be made up of two tranches:

•	“Tranche 1” will be based on achievement of NOI PC&A up to $443,619,000 and will be earned pro-rata for each dollar of 2015 NOI PC&A up to $443,619,000.

•	“Tranche 2” will be based on achievement of NOI PC&A in excess of $443,619,000 and will be earned pro-rata for each dollar of 2015 NOI PC&A greater than $443,619,000.

The bonus calculations for Tranches 1 and 2 are as follows:

Bonus / Million of 2015 NOI PC&A
Tranche 1	$789
Tranche 2	$48,747

3.	In addition, you will be eligible to receive a “Revenue Bonus” based on 2015 Revenue growth in excess of target Revenue of $1,671,800,000 for the Unified Communications Segment. Your Revenue Bonus will be equal to the percentage of excess Revenue growth achieved over target Revenue growth of $47,700,000 multiplied by the amount of the Tranche 2 bonus earned. “Revenue” will be calculated in accordance with GAAP as included in West Corporation’s financial statements. The Revenue Bonus is calculated following year-end and will be paid to the extent earned no later than February 28, 2016. There are no quarterly payments of the Revenue Bonus.

4.	If West Corporation achieves 2015 publicly reported consolidated Adjusted EBITDA (“Adjusted EBITDA”) at the low end of the range or in excess of its 2015 Adjusted EBITDA guidance (as publicly announced January 2015), you will be eligible to receive an additional one-time bonus of $100,000. The Adjusted EBITDA guidance bonus is calculated following year-end and will be paid to the extent earned no later than February 28, 2016. There are no quarterly payments of the Adjusted EBITDA guidance bonus.

5.	A maximum of 75% of the estimated pro-rata portion of your Tranche 1 and Tranche 2 bonuses may be advanced quarterly. If any portion of the bonuses is advanced, it will be paid within thirty (30) days from the end of the quarter. 100% of the total bonuses earned will be paid no later than February 28, 2016. In the event there is a negative calculation at the end of any quarter and a pro-rata portion of any bonus has been advanced in a previous quarter, a “loss carry forward” will result and be applied to the next quarterly or year-to-date calculation. In the event that at the end of the year, or upon your termination if earlier, the aggregate amount of the bonuses which have been advanced exceeds the amount of bonus that otherwise would have been payable for 2014 (in the absence of advances) based on the performance during 2015 (or, in the case of your termination, based on the performance during 2015 and the projection for performance for the balance of 2015 as of your termination date pursuant to your Employment Agreement), then the amount of such excess may, in the discretion of the Compensation Committee, either (i) result in a “loss carry forward” which shall be applied to the quarterly or year-to-date calculation of bonuses, salary, severance, consulting fees and / or other amounts payable in subsequent periods, or (ii) be required to be paid back to the Company upon such request.

6.	All objectives are based on West Corporation’s and its affiliates’ consolidated operations. NOI PC&A, Net Operating Income, Revenue and Adjusted EBITDA arising from mergers, acquisitions and joint ventures may be included in your bonus calculations on a case by case basis, as determined by the Compensation Committee.

7.	At the discretion of the Compensation Committee, you may receive an additional bonus based on the Company’s and your individual performance.

/s/ Todd Strubbe
Employee – Todd Strubbe